Exhibit 10.49

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is made, for reference purposes only, this 19th day of August, 2013, by and between AAT CC BELLEVUE, LLC, a Delaware limited liability company (“Landlord”), and ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

RECITALS

A.

Landlord, as successor-in-interest to City Center Bellevue Property, LLC, as successor-in-interest to WA-City Center Bellevue, LLC, and Tenant are parties to that certain Office Lease Agreement dated as of July 1, 2003 (the “Original Lease”), as amended by that certain First Amendment to Office Lease Agreement dated as of April 14, 2011 (the “First Amendment”), as further amended by that certain Second Amendment to Office Lease Agreement dated as of May 4, 2011 (collectively, as amended, the “Lease”) for that certain premises located at 500 108th Avenue NE, Suites 1450 and 1500, Bellevue, Washington 98004, consisting of an aggregate of approximately 23,351 rentable square feet of commercial office space (the “Existing Premises”). Pursuant to Section 4.2 of the First Amendment, the rentable square feet of commercial space for the Existing Premises shall become 24,079 rentable square feet of space on October 1, 2013.

B.	The parties desire to amend the Lease as set forth in this Amendment.
C.	All capitalized terms used in this Amendment unless specifically defined herein shall have the same meaning as the capitalized terms used in the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1. Premises.

a) Effective October 1, 2013 (the, “Suite 1440 Expansion Premises Effective Date”) and continuing through the New Expiration Date of the Existing Premises (as defined in the First Amendment, which is September 30, 2023), the Lease shall be amended to reflect the addition of commercial office space in the Building, known as Suite 1440, consisting of approximately 12,791 square feet of commercial office space, as more specifically set forth on the floor plan attached hereto as Exhibit “A” (the “Suite 1440 Expansion Premises”). Landlord shall deliver the Suite 1440 Expansion Premises to Tenant on the Suite 1440 Expansion Premises Effective Date.

b) For the purposes of this Amendment and to redefine the term “Premises” as used in the Lease, effective as of the Expansion Premises Effective Date, “Premises” shall mean both the Existing Premises and the Suite 1440 Expansion Premises, consisting of an aggregate of approximately 36,870 rentable square feet of commercial office space. For the purposes of calculating Expenses and Taxes, as of the Suite 1440 Expansion Premises Effective Date, Tenant’s Pro Rata Share shall be amended to be 7.58%. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant acknowledge and agree that the rentable square footage of the Premises shall not be subject to further re-measurement at any time prior to September 30, 2023. Landlord acknowledges that, as of the date of this Amendment, the Building’s current after-hours HVAC charge for the Premises is $50.00 per hour.

c) Except as specifically set forth in the Work Letter attached hereto as Exhibit “B”, and with respect to Landlord’s repair and maintenance obligations under the Lease, Tenant shall accept the Suite 1440 Expansion Premises in its existing “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Suite 1440 Expansion Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Suite 1440 Expansion Premises or with respect to the suitability of the Suite 1440 Expansion Premises for the conduct of Tenant’s business.

2. Rent. Tenant shall pay Base Rent to Landlord in monthly installments for the Suite 1440 Expansion Premises in accordance with the Lease, pursuant to the current rate as set forth in the Lease. As of the Suite 1440 Expansion Premises Effective Date, Tenant’s Base Rent for the Suite 1440 Expansion Premises shall be as follows:

Suite 1440 Expansion Premises Base Rent

Lease Period	Approximate Rate per RSF per Year	Total per Month
10/1/2013 – 9/30/2014	$25.50	$27,180.88
10/1/2014 – 9/30/2015	$26.50	$28,246.79
10/1/2015 – 9/30/2016	$27.50	$29,312.71
10/1/2016 – 9/30/2017	$28.50	$30,378.63
10/1/2017 – 4/30/2018	$29.50	$31,444.54
5/1/2018 – 4/30/2019	$38.00	$40,504.83
5/1/2019 – 4/30/2020	$39.14	$41,719.98
5/1/2020 – 4/30/2021	$40.31	$42,971.58
5/1/2021 – 4/30/2022	$41.52	$44,260.73
5/1/2022 – 4/30/2023	$42.77	$45,588.55
5/1/2023 – 9/30/2023	$44.05	$46,956.20

3. Parking. The first sentence of Section 1.A of Exhibit E to the Original Lease, as previously amended in Section 6 of the First Amendment, provides Tenant the right, but not the obligation, to lease up to 59 unreserved parking spaces in the Garage. Effective October 1, 2013, the Lease is further amended to provide that Tenant may lease an additional 26 unreserved spaces in the Garage at the prevailing parking rates charged by Landlord at the Building.

4. Right of First Offer. Effective upon execution of this Amendment, Section 2.3 of the First Amendment shall be hereby deleted and of no further force and effect.

5. Signage. If requested by Tenant in writing, Landlord shall provide, at Landlord’s sole cost and expense, building standard lobby directory, floor directory, and suite signage for the Suite 1440 Expansion Premises.

6. Certification. By execution of this Amendment, Tenant and Landlord each hereby certifies to the other that as of the date hereof, and to the best of its actual knowledge, neither Tenant nor Landlord is in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

7. Real Estate Brokers. Tenant represents and warrants to Landlord that it has not authorized or employed, or acted by implication to authorize or employ, with any real estate broker or sales person to act for it in connection with this Amendment or dealt with any real estate broker or sales person in connection with this Amendment other than Jones Lang LaSalle. Tenant also agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by any real estate broker or salesman whom the Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Amendment, or with any broker or sales person with whom Tenant dealt in connection with this Amendment other than Jones Lang LaSalle.

8. Confirmation. Except, as and to the extent modified by this Amendment, all provisions of the Lease shall remain in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms in this Amendment shall control.

9. Counterparts. This Amendment may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original for all purposes, and all counterparts shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant agree to the foregoing as evidenced by affixing their signatures below.

LANDLORD:			TENANT:

AAT CC BELLEVUE, LLC, a Delaware limited liability company			ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation

By:	American Assets Trust Management, LLC, a Delaware limited liability company, as Agent
			By:	/s/ Robert D. George
	By:	/s/ John W. Chamberlain	Name:	Robert D. George
		John W. Chamberlain	Title:	VP, CFO
		President & CEO	Dated:	19 Aug. ’13

	By:	/s/ James R. Durfey
James R. Durfey
V.P. of Office Leasing

Dated: 8/19/2013

LANDLORD ACKNOWLEDGEMENT

State of California	)
County of San Diego	)

On August 19, 2012 before me, Diane M. Hamerdinger Notary Public, personally appeared John W. Chamberlain and James R. Durfey who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) ~~is/~~are subscribed to the within instrument and acknowledged to me that ~~he/she/~~they executed the same in ~~his/her/~~their authorized capacity(ies), and that by ~~his/her/~~their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct

WITNESS my hand and official seal.

/s/ Diane M. Hamerdinger
NOTARY PUBLIC SIGNATURE

TENANT ACKNOWLEDGEMENT

(Note that this acknowledgement language is specific to the state of Washington. If this document is notarized in any state other than Washington, the Notary Public shall line through this Tenant Acknowledgement and attach the appropriate acknowledgement language specific to the actual state wherein notarization takes place.)

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that ROBERT D. GEORGE is the person who appeared before me, and said person acknowledged that (he~~/she~~) signed this instrument, on oath stated that (he~~/she~~) was authorized to execute the instrument and acknowledged it as the VP, CFO of ESTERLINE CORPORATION, a DELAWARE CORP, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Date: AUGUST 19, 2013

/s/ Debra H. Rynhoud
(Signature)

(Seal or stamp)

Title: EXECUTIVE ASSISTANT TO CEO & BOD

Notary Public in and for the State of WASHINGTON

My appointment expires: 11-21-16

EXHIBIT A

“SUITE 1440

EXPANSION PREMISES”

EXHIBIT “B”

WORK LETTER

This Exhibit “B” Work Letter (“Work Letter”) sets forth the respective rights, duties, and obligations of Landlord and Tenant in connection with the build-out of the Expansion Premises under that certain Third Amendment to Lease (the “Amendment”) to which this Work Letter is attached. Tenant accepts the Expansion Premises in “As-ls” condition, subject to the terms and conditions of this Work Letter. Tenant’s responsibilities under this Work Letter generally consist of the initial renovation of the Expansion Premises in accordance with the approved tenant improvement plans and specifications (the “Tl Plans” as further defined below) relating thereto, subject to the terms, provisions, and conditions of this Work Letter; the installation of all computer cabling and telecommunications wiring, and all furniture, fixtures, and equipment, necessary to ready the Expansion Premises for Tenant’s Permitted Use (collectively, together with Alterations (as defined in the Lease), “Tenant’s Work”), subject to the terms, provisions, and conditions of this Work Letter.

1. Definitions. All terms used in this Work Letter which are not specifically defined herein shall have the meanings ascribed to them in the Lease, or the Amendment to which this Work Letter is attached. This Work Letter is incorporated within such Lease and Amendment, and references in this Work Letter to (i) “the Lease” will mean the Lease, and (ii) “the Amendment” will mean the Amendment to which this Work Letter is attached as an Exhibit.

2. Construction Representatives. Each party’s representative (“Representative”), Tenant’s contractor (“Tenant’s Contractor”), and Tenant’s improvement designer (“Tenant Improvement Designer”) for purposes of this Work Letter are identified in Paragraphs 2.1 through 2.4, below. Landlord appoints Landlord’s Representative to act for Landlord and Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations, and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Work Letter and any such instruction or authorization will, at Landlord’s election, be of no force or effect. Either party may change its designated Representative under this Work Letter at any time upon three (3) business days’ prior written notice to the other party.

2.1. Tenant’s Representative:	To be determined

2.2. Landlord’s Representative:	Alexis Noriega - Project Manager

2.3. Tenant Improvement Designer:	To be determined

2.4. Tenant’s Contractor:	To be determined

In the event that Landlord has not approved Tenant’s Contractor prior to execution of the Amendment, Tenant shall submit to Landlord the name, address, license number, evidence of insurance, and any other information required by Landlord of Tenant’s proposed contractor(s) for Landlord’s review and approval. If Landlord deems, in Landlord’s reasonable discretion, that Tenant’s proposed Tenant’s Contractor is unacceptable, Tenant shall resubmit information on a replacement Tenant’s Contractor until a mutually approved Tenant’s Contractor is selected. Upon said selection, Tenant shall enter into a construction contract with the Tenant’s Contractor which shall include a provision for compliance with Landlord’s rules and regulations as defined herein, and Tenant shall provide Landlord with a copy of said contract.

3. Tenant’s Work. At any time or from time to time during the period commencing on the Suite 1440 Expansion Premises Effective Date and continuing through the New Expiration Date, Tenant may perform Tenant’s Work. If Tenant elects to perform Tenant’s Work, the Tl Plans will be developed as follows:

3.1. Tenant shall cause the Tenant Improvement Designer to meet with Tenant and prepare (and deliver to Landlord and Tenant) detailed plans and specifications for Tenant’s Work acceptable to Tenant (the “Preliminary Tl Plans”). Landlord shall, within ten (10) business days following its receipt of the Preliminary Tl Plans, either approve such Preliminary Tl Plans or provide Tenant with the reasons that Landlord is withholding such approval, which reasons must be reasonable. If Landlord does not approve the Preliminary Tl Plans, Tenant shall immediately cause the Tenant Improvement Designer to again meet with Tenant to have the Preliminary Tl Plans revised, in a manner acceptable to Tenant and consistent with Landlord’s comments, and then resubmitted to Landlord for approval (with such subsequent approvals/disapprovals being provided by Landlord within seven (7) business days of the complete submittal of the revised Preliminary Tl Plans). Once Landlord has approved the Preliminary Tl Plans, Tenant shall cause the Tenant Improvement Designer to prepare complete, detailed working plans and specifications (consistent with the Landlord approved Preliminary Tl Plans) sufficient to obtain the necessary building permits and to then renovate the Expansion Premises (the “Tl Plans”). The Tl Plans, once approved by Landlord, will serve as the basis for Tenant to undertake and complete Tenant’s Work.

3.2 Landlord may, among other reasons, withhold its approval of the Preliminary Tl Plans, as well as any Tenant-requested revision or change to the Tl Plans (pursuant to Paragraph 3.6 below), if such revision or change would require work which: (i) exceeds or affects the structural integrity of the Building or any part of the utility installations or HVAC systems serving the Building; (ii) is not approved (if such approval is required) by the holder of any deed of trust encumbering the Building at the time the work is proposed or is to be undertaken, despite Landlord’s commercially reasonable efforts to obtain such approval; (iii) violates any agreement which affects the Building or which binds Landlord; (iv) Landlord reasonably believes will increase the cost of operation or maintenance of any of the systems serving the Building or the Project; (v) Landlord reasonably believes will reduce the market value of the Building or the Project; (vi) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Expansion Premises and/or the Building; (vii) does not conform to (or exceed in quality) Landlord’s Project-standard tenant finish (as modified by the approved Tl Plans) or improvement specifications; or (viii) Landlord reasonably believes will result in a delay in the completion of Tenant’s Work.

3.3. Intentionally Omitted.

3.4. Intentionally Omitted.

3.5. No work shall be undertaken by Tenant until the Tl Plans have been finally approved by Landlord in its reasonable direction. Performance of Tenant’s Work shall strictly conform to the approved Plans and any deviation will require Landlord’s prior approval.

3.6. Tenant may request changes in Tenant’s Work following approval of the Tl Plans or during construction, only by written request from Tenant’s Representative to Landlord’s Representative on a form reasonably approved by Landlord. All such changes shall be subject to Landlord’s prior written approval, which approval Landlord may withhold in its sole and reasonable discretion. Landlord may, among other reasons, withhold its approval of any Tenant-requested change if such change would require work which, inter alia, meets any of the conditions set forth in Paragraph 3.2 above.

4. Improvement Allowance. Tenant shall be responsible for bearing all costs and expenses of completing Tenant’s Work, provided that Landlord shall pay Tenant for Tenant’s actual soft and hard construction costs for Tenant’s Work (including, without limitation, design, engineering, permitting, and cabling costs), up to a maximum of One Hundred Twenty-Seven Thousand Nine Hundred Ten and No/100 Dollars ($127,910.00) (the “Allowance”), subject to the following:

(a) Tenant must have completed Tenant’s Work in accordance with the Landlord-approved Tl Plans and specifications (provided that Tenant is permitted to request progress payments from the Allowance and, in such case, only the Tenant’s Work for which payment is requested will have been completed in accordance with the Landlord-approved Tl Plans and specifications).

(b) For the final payment, a Notice of Completion has been properly recorded for Tenant’s Work and 35 days have elapsed since the date of such recording.

(c) For the final payment, Tenant has submitted a complete set of “as built” plans and specifications to Landlord.

(d) Tenant has provided to Landlord copies of all insurance certificates required under the Lease.

(e) For the final payment and if applicable, a final, unconditional certificate of occupancy for the Expansion Premises has been issued by the appropriate governmental agency, and a copy thereof provided to Landlord.

(f) Tenant has provided Landlord with all outstanding unconditional waivers and releases upon final payment for material and labor lien releases from Tenant’s Contractor, subcontractors, and suppliers. Said outstanding lien releases must total at least the amount of Landlord’s outstanding construction allowance to Tenant.

(g) Tenant has provided Landlord all construction warranties and guarantees in connection with construction of Tenant’s Work.

(h) Landlord has inspected and approved the Tenant’s Work and is satisfied that the Tenant’s Work has been performed in a good and workmanlike manner in accordance with the approved Plans; provided, however, no such inspection shall impose any liability upon Landlord, nor absolve Tenant or Tenant’s Contractor from liability for any defect or failure to comply with the requirements hereof.

Landlord acknowledges and agrees that Tenant has the right to use the Allowance at any time, or from time to time, during the period commencing on the Suite 1440 Expansion Premises Effective Date and continuing through the New Expiration Date.

4.1 The Allowance will not be applied towards Tenant’s furniture, fixtures, furnishings, signs, equipment, or other items of personal property, or any monetary obligations of Tenant under the Amendment, all of which shall be Tenant’s sole responsibility and expense. The Allowance will be used only to pay the hard and soft cost of tenant improvements that shall become the property of Landlord and remain upon and be surrendered with the Expansion Premises, as a part thereof, at the end of the Term of the Lease. The Allowance is only applicable as to the initial term of the Amendment and not to any extension or option periods. For the avoidance of any doubt, at the expiration or earlier termination of the Lease, any remaining funds in the Allowance shall be the sole property of Landlord.

4.2 All fees, permits, utility charges, or assessments associated with the construction of Tenant’s Work are Tenant’s responsibility to pay, but may be paid by the Landlord on Tenant’s behalf from the Tenant Improvement Allowance if not paid directly by Tenant.

5. Intentionally Omitted.

6. Construction of Tenant’s Work. After the Tl Plans have been approved by Landlord, Tenant, and the local governing agencies, Tenant shall enter into a construction contract with Tenant’s Contractor or another contractor approved by Landlord (either of which shall be referred to as “Tenant’s Contractor” for purposes of this Section 6)-which contract must include a provision for compliance with Landlord’s rules and regulations as set forth herein--and Tenant shall provide Landlord with a copy of such contract prior to the commencement of Tenant’s Work, along with a $250.00 non-refundable sprinkler system shut down fee. In no event shall Tenant be permitted access to the Expansion Premises to perform Tenant’s Work prior to tendering the sprinkler system shut down fee to Landlord and providing all information requested by Landlord relating to Tenant’s Work. Failure by Tenant to comply with Landlord’s rules and regulations, tender the sprinkler system shut down fee and/or to provide any information requested by Landlord, including but not limited to evidence of Tenant’s and Tenant’s Contractor’s compliance with all of the insurance requirements hereof, will constitute grounds for Landlord denying Tenant access to the Expansion Premises. Tenant shall perform no Tenant’s Work except through Tenant’s Contractor and in strict accordance with this Work Letter. In no event shall Tenant be permitted to perform Tenant’s Work prior to providing all information reasonably requested by Landlord relating to Tenant’s Work. Failure by Tenant to provide any information reasonably requested by Landlord in writing, including but not limited to evidence of Tenant’s and Tenant’s Contractor’s compliance with all of the insurance requirements hereof, shall constitute a default under the Lease in the event Tenant proceeds with Tenant’s Work after receiving Landlord’s written request. Violations of Landlord’s rules, regulations, and requirements as set forth herein or as otherwise established by Landlord shall constitute a default under the Lease if not corrected by Tenant and/or Tenant’s Contractor within twenty-four (24) hours of written notice by Landlord to Tenant. Landlord shall have the right to post a notice of non-responsibility at a prominent location within Tenant’s Expansion Premises. Notwithstanding anything to the contrary contained herein and upon the consent of Landlord, provided Tenant has complied with all of the provisions of this Paragraph, Landlord agrees to allow Tenant’s Contractor (and subcontractors) early access to the Expansion Premises for purposes of coordinating Tenant’s Work and commencing long lead time items or items which must be installed prior to completion of Landlord’s Work in order to avoid unnecessary cost or expense. Any such work will be subject to all of the provisions of this Work Letter including, specifically, and without limitation, this Paragraph (and the subparagraphs hereof) and Paragraph 7, below. It shall be the responsibility of Tenant to enforce the following requirements of Tenant’s Contractor, and all subcontractors of Tenant’s Contractor, at every level:

6.1 Tenant’s Contractor and its employees, agents or subcontractors shall, at all times during construction of the Expansion Premises, wear appropriate protective outerwear, including but not limited to, hard hats, long pants, and work boots.

6.2 Tenant’s Contractor shall perform Tenant’s Work in a manner and at times that do not impede or delay Landlord’s contractor(s). Any delays in the completion of work by the Landlord or Landlord’s contractor(s), or the commencement of the annual rental and any damage to any work caused by Tenant’s Contractor shall be at the sole cost and expense of Tenant.

6.3 The windows to the Expansion Premises shall be blacked out with GlassMask. Furthermore, Tenant’s Contractor shall provide security for the Expansion Premises and shall incur full responsibility for any loss or damage to its own equipment and materials contained in or about the Expansion Premises or used in connection with Tenant’s Work.

6.4. Tenant’s Contractor shall be responsible for the repair, replacement, and clean-up of any damage by him to other contractors’ work, specifically including but not limited to access ways to the Expansion Premises that may be concurrently used by others. Fire lanes, sidewalks, hallways, and access to other tenants’ suites may not be blocked or obstructed at any time.

Damage to landscaping or irrigation lines caused by Tenant’s Contractor shall be repaired by Landlord at Tenant’s sole cost and expense

6.5. Tenant’s Contractor shall accept the Expansion Premises prior to starting any trenching operations. Any rework of sub-base or compaction required after Tenant’s Contractor’s initial acceptance of the Expansion Premises shall be done by Tenant’s Contractor, which shall include the removal from the Expansion Premises of any excess soil or debris. All work shall be done in accordance with sound construction practices and, as required, in compliance with specifications of a soils engineer or consultant as approved by Landlord.

6.6 Tenant’s Contractor shall contain his storage of materials and his operations within the Expansion Premises and such other space as he may be assigned by Landlord. Should he be assigned space outside of the Expansion Premises, he shall move to such other space as Landlord shall reasonably direct from time to time to avoid interference or delays with other work. Tenant’s Contractor shall park construction vehicles in areas reasonably designated by Landlord.

6.7. All trash and surplus construction materials shall be stored within the Expansion Premises and shall be promptly removed from the Expansion Premises. Tenant’s Contractor shall not use common area trash enclosures or waste bins for disposal of trash or surplus construction material.

6.8. For any work reasonably anticipated to last for more than three (3) days, Tenant’s Contractor shall provide temporary utilities, portable toilet facilities and portable drinking water as required for its work within the Expansion Premises.

6.9. Noise shall be kept to a minimum at all times, and shall not be permitted to materially or unreasonably interfere with the conduct of other tenants’ business, or the general operation of the Project. Tenant’s Contractor shall notify, and obtain approval from, Landlord’s Representative of any planned work to be done on weekends or other than normal job hours.

6.10 Any work performed by Tenant’s Contractor that will cause noxious odors must be fully ventilated to the exterior in order not to disturb other tenants. Notwithstanding anything to the contrary contained herein or the Lease, Landlord may, at its reasonable discretion, require that certain work be performed during limited hours.

6.11. Tenant and Tenant’s Contractor are responsible for compliance with all applicable codes and regulations of duly constituted authorities having jurisdiction as far as the performance of Tenant’s Work is concerned and for all applicable safety regulations established by the Landlord, OSHA, Washington-OSHA or other regulatory agencies, and Tenant further agrees to indemnify, defend, and hold harmless Landlord, Landlord’s affiliates, and each of their respective officers, directors, agents and employees from and against any and all actions, claims, costs, demands, expenses, and liabilities directly or indirectly arising out of or relating to Tenant’s Work. Prior to commencement of construction, Tenant shall submit to Landlord evidence of insurance as required by the Lease (including, if applicable, course of construction coverage) and evidence of insurance for Tenant’s Contractor reasonably satisfactory to Landlord.

6.12. Tenant’s Contractor shall not post signs on any part of the Project nor on the Expansion Premises, without Landlord’s prior written approval.

6.13 Tenant’s Contractor shall use protective coverings on all Common Area surfaces, including but not limited to carpeting, wall coverings, interior surfaces of elevator cabs, doors, etc. as necessary to protect surfaces from transport of demolition and construction materials to and from the job site.

6.14. Tenant shall be responsible for and shall obtain and record a Notice of Completion promptly following completion of Tenant’s Work.

6.15. Intentionally Omitted.

6.16. Tenant shall provide to Landlord a copy of the fully executed construction contract, including all addenda, and a line item breakdown by trade thereto, between Tenant and Tenant’s Contractor for Tenant’s Work, as well as a copy of Contractor’s and Tenant’s insurance coverage relating to Tenant’s Work.

6.17. All required permits and approvals, including but not limited to Planning, Building, Fire, and Health department permits, must be obtained and all necessary calculations must be submitted to the local governing agencies for all work to be performed by Tenant or Tenant’s Contractor in the Expansion Premises.

6.18. No modifications to the exterior of the Building shall be permitted. No romex wiring or asbestos containing materials shall be allowed, nor shall water lines be placed in slabs, unless approved by Landlord in writing prior to installation. All equipment placed upon the roof as a result of Tenant’s Work, and all roof penetrations shall be approved by Landlord in writing prior to the commencement of work.

6.19. Landlord, in Landlord’s reasonable discretion, may from time to time establish such other reasonable non-discriminatory rules and regulations for protection of property and the general safety of occupants and invitees of the Project. Such rules and regulations shall apply to Tenant and Tenant’s Contractor as though established upon the execution of this Work Letter.

7. Coordination of Construction. Tenant covenants and agrees that Tenant and Tenant’s Contractor shall not destroy or in any way damage any portion of the Building or the Project. Further, Tenant covenants and agrees that Tenant and Tenant’s Contractor shall coordinate Tenant’s Work with any construction schedule for any work being performed by or on behalf of Landlord or any other tenant, and that the performance of Tenant’s Work shall not interfere with Landlord’s or any other tenants’ construction activities. If there is such interference or conflict, notice thereof shall be given to Tenant, and immediately after receipt of such notice the Tenant agrees to cease or cause to be terminated such interference or conflict. Further, should Tenant knowingly delay Landlord’s work at the Expansion Premises or any other area of the Building or Project due to the construction of Tenant’s Work, Tenant shall be responsible to Landlord for any lost rents due to the delay of the commencement of any lease for premises within the Project. Tenant further covenants and agrees that Tenant and Tenant’s Contractor shall comply with all reasonable rules and regulations promulgated by Landlord, or its agent, and all directives of Landlord governing construction or installation activities, including but not limited to, permissible hours for construction or installation activities, storage of equipment and responsibility for cleaning of work areas. If Tenant or Tenant’s Contractor shall fail to comply with the provisions of this Paragraph any costs incurred by Landlord as a result of such failure shall be at Tenant’s sole and exclusive expense, payable upon demand. Tenant shall indemnify, defend, and hold harmless Landlord, Landlord’s affiliates, and each of their respective officers, directors, agents and employees from and against any and all actions, claims, costs, demands, expenses, and liabilities directly or indirectly arising out of or relating to any work undertaken by Tenant or on Tenant’s behalf at the Project.

8. Limitation on Landlord’s Liability. Landlord shall not be liable for any loss, cost, damage, or expense incurred or claimed by Tenant or any other person or party on account of the construction or installation of Tenant’s Work or any other improvements to the Expansion Premises made by Tenant, except to the extent caused by the negligence of Landlord or Landlord’s employees, agents, or contractors,. Tenant hereby acknowledges and agrees that the compliance of Tenant’s Work made to the Expansion Premises by Tenant and any plans therefore, with all applicable governmental laws, codes, and regulations shall be solely Tenant’s responsibility. Landlord assumes no liability or responsibility resulting from the failure of the Tenant to comply with all applicable governmental laws, codes, and regulations or for any defect in any of the Tenant’s Work to the Expansion Premises made by Tenant. Tenant further agrees to indemnify, defend, and hold harmless Landlord, Landlord’s affiliates, and each of their respective officers, directors, agents and employees from and against any and all actions, claims costs, demands, expenses, and liabilities directly or indirectly arising out of or relating to any of the foregoing.

9. Miscellaneous. This Work Letter (like the Amendment to which it is attached and incorporated into) may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document. It constitutes a part of the Lease, the Amendment, and a separate binding contract between Landlord and Tenant.

LANDLORD:

AAT CC BELLEVUE, LLC, a Delaware limited liability company

By:	American Assets Trust Management, LLC, a Delaware limited liability company, as Agent

	By:	/s/ John W. Chamberlain
John W. Chamberlain
President & CEO

	By:	/s/ James R. Durfey
James R. Durfey
V.P. of Office Leasing

Dated: 8/19/13

TENANT:

ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation

By:	/s/ Robert D. George
Name:	Robert D. George
Title:	VP, CFO
Dated: 19 Aug. ’13

LANDLORD ACKNOWLEDGEMENT

State of California	)

County of San Diego	)

On August 19, 2013 before me, Diane M. Hamerdinger Notary Public, personally appeared John W. Chamberlain and James R. Durfey who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) ~~is/~~are subscribed to the within instrument and acknowledged to me that ~~he/she/~~they executed the same in ~~his/her/~~their authorized capacity(ies), and that by ~~his/her/~~their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct

WITNESS my hand and official seal.

/s/ Diane M. Hamerdinger
NOTARY PUBLIC SIGNATURE

TENANT ACKNOWLEDGEMENT

(Note that this acknowledgement language is specific to the state of Washington. If this document is notarized in any state other than Washington, the Notary Public shall line through this Tenant Acknowledgement and attach the appropriate acknowledgement language specific to the actual state wherein notarization takes place.)

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that ROBERT D. GEORGE is the person who appeared before me, and said person acknowledged that (he~~/she~~) signed this instrument, on oath stated that (he~~/she~~) was authorized to execute the instrument and acknowledged it as the VP, CFO of ESTERLINE CORPORATION, a DELAWARE CORP, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Date: AUGUST 19, 2013

/s/ Debra H. Rynhoud
(Signature)
(Seal or stamp)
Title: EXECUTIVE ASSISTANT TO CEO & BOD
Notary Public in and for the State of WASHINGTON
My appointment expires: 11-21-16